Exhibit 99.1

NEWS RELEASE
Contact: Alliance Data Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com	Epsilon Jessica Nable – Media 212.457.7135 jnable@epsilon.com

EPSILON SIGNS MULTIYEAR AGREEMENT WITH
BEAUTY INDUSTRY LEADER REGIS CORPORATION

Epsilon to Provide Industry-Leading Email Marketing Platform
to Enhance the Guest Experience through More Personalized Communication

DALLAS, Texas (Dec. 11, 2012) – Epsilon, an Alliance Data (NYSE: ADS) company, has signed a multiyear agreement with Regis Corporation (NYSE: RGS), a Fortune 1000 company and the global leader in the haircare industry. Under the terms of the agreement, Epsilon will provide a robust email marketing platform to enable Regis salon locations to communicate more effectively with guests and improve marketing ROI.

“We are thrilled to partner with Regis Corporation,” said Bryan Kennedy, chief executive officer of Epsilon. “Epsilon has a proven history working with leading retailers, and as we continue to build on this expertise and expand into the beauty space, we are excited to work with a global leader like Regis.”

Epsilon will provide a comprehensive email marketing platform for Regis Corporation to deploy permission-based email messages to their salon guests as well as a segmentation tool to increase relevance and improve guest targeting. Email messages sent via Epsilon’s platform will create a more real-time dialogue with guests based on their interactions at the salons. These messages will comprise triggered campaigns such as appointment reminders and treatment follow-ups, as well as promotional messages and personalized communication.

“Epsilon has a track record of success and is an ideal partner for Regis as we continue to strengthen our guest experience programs,” said Heather Passe, senior vice president of marketing at Regis Corporation. “Their software will improve our ability to send timely and personalized communications to our guests.”

About Epsilon
Epsilon is the global leader in delivering direct-to-customer connections that drive business performance. Epsilon's integrated solutions leverage the power of rich transactional and demographic marketing data, strategic insights, analytics, award-winning creative and robust digital and database marketing technologies to connect brands with consumers both online and offline, increasing engagement to generate measurable marketing outcomes.  Founded in 1969, Epsilon works with over 2,000 global clients and employs over 3,500 associates in 37 offices worldwide. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Regis Corporation
Regis Corporation (NYSE:RGS) is the beauty industry's global leader in beauty salons, hair restoration centers and cosmetology education. As of September 30, 2012, the Company owned, franchised or held ownership interests in approximately 10,000 worldwide locations. Regis' corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis also maintains ownership interests in Empire Education Group and the MY Style concepts in Japan. For additional information about the company, including a reconciliation of non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.RegisCorp.com.

About Alliance Data

Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs more than 10,000 associates at approximately 70 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statement

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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